Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

September 11, 2012

Magnum Hunter Resources Corporation

777 Post Oak Blvd, Suite 650

Houston, TX 77056

Gentlemen:

As independent petroleum consultants, we hereby consent to the inclusion of the references in the Prospectus Supplement to the Registration Statement on Form S-3 (File No. 333-174879) of Magnum Hunter Resources Corporation (the “Company”) to be filed on September 11, 2012, and in any Prospectus Supplement related to such Registration Statement, of information relating to our report setting forth the estimates of the Company’s U.S. oil and gas reserves (other than North Dakota reserves) as of June 30, 2012. We also consent to the references to our firm contained in such Prospectus Supplement(s), including under the caption “Experts”.

Very truly yours,

/s/ W. Todd Brooker, P.E.
W. Todd Brooker, P.E.
Senior Vice President
Cawley Gillespie & Associates, Inc.
Texas Registered Engineering Firm (F-693)